EXHIBIT 99

PRESS RELEASE

Scripps reports second quarter results

For immediate release	(NYSE: SSP)
July 19, 2005

CINCINNATI – The E. W. Scripps Company today reported double-digit, year-over-year increases in operating revenue and net income during the second quarter of 2005, reflecting the continued growth of the company’s lifestyle television networks and improved results at its newspapers.

The company’s operating revenue for the second quarter 2005 grew 15 percent year-over-year to $627 million.

Net income for the second quarter 2005 was $97.6 million, or 59 cents per share. Net income for the period included $1.2 million (after-tax), or 1 cent per share, in insurance proceeds related to hurricane damage at the company’s Florida broadcast television stations in 2004.

During the second quarter 2004, net income was $86.4 million, or 52 cents per share. Second quarter 2004 net income included a $7.0 million, 4 cent per share, after-tax gain on the sale of property resulting from the relocation of the company’s Cincinnati television station.

The company’s second-quarter 2005 results include Shopzilla, which became a wholly-owned Scripps subsidiary during the last three days of the period. The company completed its acquisition of Shopzilla, an online comparison shopping service, on June 27. After financing the acquisition, the company’s total debt at the end of the quarter was $900 million.

Second quarter 2005 results were favorably affected by continued strong performance at the company’s Scripps Networks division. Scripps Networks includes the company’s portfolio of national television networks: Home & Garden Television, Food Network, DIY Network, Fine Living and Great American Country (GAC).

Scripps Networks segment profit in the second quarter was up 41 percent year over year to $123 million. Segment profit excludes depreciation, amortization of intangible assets, interest, income taxes, investment results and certain other items that are included in net income. Total revenue for the Scripps Networks division increased 27 percent to $244 million.

Advertising revenue at Scripps Networks was up 28 percent to $202 million. Revenue from affiliate fees paid by cable system and direct broadcast satellite operators increased 18 percent to $39.6 million. Scripps Networks expenses were reduced during the quarter by a $3 million reversal of bad debt expense the company had recorded in 2002 related to the bankruptcy of cable system operator Adelphia Communications.

At the company’s newspapers, segment profit in the second quarter 2005 increased 9.0 percent to $63.8 million. During the second quarter of 2004, newspaper segment profit was reduced by a $2.5 million accrual the company recorded as a result of a court judgment involving its newspaper partnership in Birmingham, Ala. Excluding the accrual in 2004, newspaper segment profit was up 4.5 percent in the second quarter 2005.

Newspapers benefited from continued improvement in help wanted classified advertising, solid growth in preprint and other advertising, including online ad sales, and limited expense growth.

Total newspaper revenue reached $181 million during the quarter, up 3.4 percent over the same period in 2004. Advertising revenue at newspapers managed solely by Scripps was up 4.5 percent to $145 million.

The contribution to segment profit from the company’s joint newspaper operations in Denver, Cincinnati, Albuquerque and Birmingham was $10.4 million compared with $7.6 million during the second quarter 2004.

At the company’s broadcast television stations, total revenue was down 4.8 percent to $83.2 million during the second quarter, primarily because of the lack of political advertising revenue. Political advertising revenue during the quarter was $400,000 compared with $6.2 million in the same period last year.

Broadcast television segment profit was down 4.0 percent in the second quarter 2005 to $27.1 million. Broadcast television segment profit was increased $1.8 million by the hurricane damage insurance settlement.

At Shop at Home, the company’s television retailing business, second quarter revenue rose 31 percent to $86.9 million. The company continues to implement its electronic commerce strategy, which includes spending for needed improvements in merchandising, information technology, programming and marketing. The segment loss at Shop at Home in the second quarter was $7.0 million, compared with $2.7 million in the prior year period.

“Scripps continued to grow during the quarter thanks to strong advertising sales at HGTV and Food Network and improved results at the company’s daily newspapers,” said Kenneth W. Lowe, president and chief executive officer. “HGTV and Food led the charge once again, recording healthy, double-digit gains in revenue and segment profit.”

“A modest decline in ratings and viewership at HGTV that followed 21 consecutive months of growth has had little effect on the network’s bargaining strength during current upfront sales talks with advertisers,” Lowe said. “HGTV continues to deliver a solid audience of motivated consumers that advertisers value. As for the ratings softness, we’re addressing the issue by making sure that HGTV has a strong programming schedule this fall. We’re also beefing up programming at Food Network with a strong lineup of new shows the second half of the year. We’re more than half way through completing upfront deals with advertisers and currently expect our total ad dollar volume from those commitments to be up 15 to 20 percent compared with last year.”

“At our newspapers, segment profit rose thanks to improved advertising sales and efficient management by our publishers, who’ve done an excellent job keeping costs in check,” Lowe said. “The good news is that we saw improvement in several key newspaper advertising categories, including classified help wanted and real estate.”

“An improvement in local broadcast television advertising also was encouraging, although the increase was not nearly enough to offset record levels of political advertising revenue that our TV stations captured last year,” Lowe said.

“At Shop at Home retail sales were up sharply as we continue to build the business,” Lowe said. “We’ve been concentrating on accelerating online sales with considerable success and continue to make progress migrating product offerings toward home-related consumer categories. We also scored a coup during the quarter, signing Food Network star Emeril Lagasse to make some live appearances and lend his name to a regularly scheduled series on Shop at Home. We’re making progress developing our electronic commerce strategy at Shop at Home and at this point in the year we’re right on plan to meet full-year expectations.”

“Of course the big news at Scripps is the acquisition of Shopzilla,” Lowe said. “In the three days that we owned the business during the second quarter, Shopzilla contributed about $1 million in revenue and about $350,000 in segment profit. Based on its rapid growth and competitive edge among online comparison shopping services, we’re convinced that Shopzilla will provide the company and its shareholders with an excellent opportunity for increased value.”

Here are second-quarter results by segment:

Scripps Networks

Scripps Networks segment profit was $123 million, up 41 percent from $87.5 million in the prior year period.

Scripps Networks advertising revenue increased 28 percent to $202 million. Affiliate fee revenue was $39.6 million, up 18 percent.

Programming, marketing and other expenses increased 16 percent to $96.8 million. Employee costs were up 7.0 percent to $26.6 million.

Home & Garden Television directly contributed $86.1 million to segment profit, up 36 percent from the year-ago period. HGTV revenue grew 22 percent to $123 million. Home & Garden Television now reaches about 89 million domestic subscribers, compared with 86 million at the end of the second quarter 2004.

Food Network had revenue of $95.5 million, up 22 percent. The network directly contributed $59.3 million to segment profit, up 35 percent from the second quarter last year. Food Network reaches about 88 million domestic subscribers, up from 84 million in the second quarter 2004.

Revenue at DIY was $12.6 million compared with $8.2 million in 2004. DIY directly contributed $2.2 million to segment profit compared to $1.7 million in the second quarter 2004. DIY can be seen in about 34 million households, up from about 29 million a year ago.

Fine Living revenue increased to $7.1 million from $4.8 million the previous year. Fine Living directly contributed $500,000 to segment profit compared with a direct loss of $1.8 million in 2004. Fine Living reaches about 28 million households vs. 23 million at this time a year ago.

Revenue at Great American Country was $3.6 million and the network directly contributed $100,000 to segment profit during the second quarter. Great American Country can be seen in about 38 million homes compared with 27 million a year ago.

Newspapers

Total newspaper segment profit was $63.8 million, up 9.0 percent from $58.6 million in the prior year period.

Advertising revenue at newspapers managed solely by Scripps was $145 million, up 4.5 percent. Advertising revenue broken down by category was:

•	Local, up 3.5 percent to $41.6 million.

•	Classified, up 5.6 percent to $58.3 million.

•	National, up 2.0 percent to $10.3 million.

•	Preprint and other, up 4.6 percent to $34.5 million.

Circulation revenue was $31.8 million, down 1.1 percent.

Newsprint expenses increased 2.8 percent on an 8.8 percent increase in newsprint prices.

The company’s newspapers that are managed under joint operating agreements contributed $10.4 million to segment profit compared with $7.6 million last year.

Shopzilla

Revenue at Shopzilla was $1 million for the three-day period in the quarter that it was owned by the company. Segment profit was $358,000.

Broadcast Television

Broadcast television segment profit decreased 4.0 percent to $27.1 million from $28.2 million in the prior year period.

Broadcast television revenue decreased 4.8 percent to $83.2 million.

Revenue broken down by category was:

•	Political, $400,000 vs. $6.2 million in 2004.

•	Local, up 5.1 percent to $52.7 million.

•	National, down 1.2 percent to $26.5 million.

•	Other, down 17 percent to $3.6 million.

Shop at Home

Shop at Home Network revenue was $86.9 million, up 31 percent from the year-ago period.

Shop at Home reported a segment loss of $7.0 million vs. a segment loss of $2.7 million in the same period a year ago.

The network reached an average 53 million full-time equivalent homes during the quarter compared with 49 million last year. The revenue per average full-time equivalent home during the trailing twelve-month period ended June 30, 2005, was $6.46 compared with $5.63 for the same year-ago period.

Licensing and Other Media

Revenue was $31.2 million compared with $26.0 million in the prior year period. The increase in revenue is attributable to renewals of multi-year contracts with the ABC Television Network for Peanuts animated specials.

Segment profit was $6.3 million compared with $4.4 million in the second quarter 2004.

Guidance

Based on advance advertising sales, the company currently anticipates third quarter 2005 advertising revenue for Scripps Networks will be up 25 to 30 percent year over year. Affiliate fee revenue for Scripps Networks is expected to be about $40 million in the quarter, net of distribution fee amortization. Total Scripps Networks expenses are expected to increase about 20 percent in the third quarter as the company continues to invest in building viewership across all five networks.

Newspaper advertising revenue is expected to be up 6 to 8 percent over the prior year in the third quarter. Hurricanes in Florida negatively affected newspaper advertising revenue during the third quarter 2004.

Shopzilla is expected to generate segment profit of between $3 million and $5 million.

At the company’s broadcast television stations, advertising revenue is expected to be up 5 to 7 percent in the third quarter, excluding political. Political advertising in the third quarter 2004 was $10.2 million. Total broadcast television revenue in the third quarter is expected to be down 8 to 10 percent.

The company’s continuing investment in Shop at Home is expected to reduce third quarter segment profit by about $7 million.

Due primarily to increased profitability of the Food Network and the company’s allocation of operating income to Tribune Company, which owns 31 percent of the network, minority interest is expected to be between $10 million and $12 million in the third quarter.

Third quarter earnings per share are expected to be between 35 cents and 39 cents. Earnings per share during the third quarter of 2004 were 34 cents and included the financial impact of hurricane damage at the company’s newspapers and TV stations in Florida.

Conference call

The senior management team at Scripps will discuss the company’s second quarter results during a telephone conference call at 11 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-888-428-4469 (U.S.) or 1-612-332-0107 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (second quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 2:30 p.m. EDT July 19 until 11:59 p.m. EDT July 26. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 787994.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2004 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

Scripps is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, including the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY Network, Fine Living, Great American Country (GAC) and HGTVPro. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com, fineliving.com and gactv.com. Scripps Networks programming can be seen in 86 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit; Cleveland; Cincinnati; Phoenix; Tampa; Baltimore; Kansas City, Mo.; West Palm Beach, Fla.; Tulsa, Okla.; and Lawrence, Kan.

Shop at Home, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop at Home Web site, shopathometv.com. Shop at Home reaches about 53 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop at Home affiliated television stations.

Shopzilla, an online comparison shopping service with an index of more than 30 million products from more than 55,000 stores. Shopzilla is powered by ShopRank, a proprietary algorithm that helps shoppers instantly find virtually any product for sale on the Web at the best price. Shopzilla also operates the BizRate consumer feedback network with more than 2.5 million members and about 1 million reviews per month.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert and about 150 other features and characters.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513.977.3826

Email: stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Operating revenues	$627,343	$547,316	14.6%	$1,212,404	$1,060,972	14.3%
Costs and expenses	(448,005)	(401,639)	(11.5)%	(901,897)	(801,299)	(12.6)%
Depreciation and amortization of intangibles	(18,608)	(16,205)	(14.8)%	(35,805)	(31,804)	(12.6)%
Gain on sale of production facility		11,148			11,148
Gains (losses) on disposal of PP&E	25	(89)		(112)	(227)	50.7%
Hurricane recoveries, net	1,892			1,892

Operating income	162,647	140,531	15.7%	276,482	238,790	15.8%
Interest expense	(7,559)	(8,272)	8.6%	(14,931)	(15,667)	4.7%
Equity in earnings of JOAs and other joint ventures	23,073	20,212	14.2%	42,813	36,875	16.1%
Interest and dividend income	374	303	23.4%	582	1,530	(62.0)%
Other investment results, net of expenses					14,674
Miscellaneous, net	(402)	(200)		(70)	3

Income before income taxes and minority interests	178,133	152,574	16.8%	304,876	276,205	10.4%
Provision for income taxes	63,254	54,489	(16.1)%	108,651	99,359	(9.4)%

Income before minority interests	114,879	98,085	17.1%	196,225	176,846	11.0%
Minority interests	17,290	11,661	(48.3)%	28,625	19,903	(43.8)%

Net income	$97,589	$86,424	12.9%	$167,600	$156,943	6.8%

Net income per diluted share of common stock	$.59	$.52	13.5%	$1.01	$.95	6.3%

Weighted average diluted shares outstanding	165,776	165,162		165,419	164,765

See notes to results of operations.

Notes to Results of Operations

1. INVESTMENT RESULTS AND OTHER ITEMS

Net income was affected by the following:

2005 - Certain of our Florida operations sustained hurricane damages in 2004. In the second quarter of 2005, our affected businesses reached agreement with insurance providers and other responsible third parties on certain of our property and business interruption claims and recorded insurance recoveries of $2.2 million. These insurance recoveries were partially offset by additional estimated losses of $0.3 million recorded in 2005. Net income was increased by $1.2 million, $.01 per share. Our affected newspapers are currently in discussions with our insurance providers to assess the amount of the claim and the amount of covered losses. Insurance recoveries for these claims will not be recorded until settlement agreements are reached with the insurance providers.

2004 – Second quarter and year-to-date operating results include an $11.1 million pre-tax gain on the sale of our Cincinnati television station’s production facility to the City of Cincinnati. The gain on sale had previously been deferred while the station continued to use the facility until construction of a new production facility was complete. Net income was increased by $7.0 million, $.04 per share.

Year-to-date other investment results represent realized gains from the sale of certain investments, including Digital Theater Systems. Net income was increased by $9.5 million, $.06 per share.

2. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Our chief operating decision maker (as defined by Financial Accounting Standard (“FAS”) 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) using the equity method of accounting. Our equity in earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Segment operating revenues:
Scripps Networks	$244,252	$192,820	26.7%	$446,853	$351,589	27.1%

Newspapers:
Newspapers managed solely by us	180,696	174,723	3.4%	362,868	353,196	2.7%
Newspapers operated pursuant to JOAs	104	59	76.3%	168	117	43.6%

Total newspapers	180,800	174,782	3.4%	363,036	353,313	2.8%
Broadcast television	83,183	87,379	(4.8)%	155,443	163,037	(4.7)%
Shop At Home	86,868	66,307	31.0%	189,012	140,286	34.7%
Shopzilla	1,047			1,047
Licensing and other media	31,193	26,028	19.8%	57,013	52,747	8.1%

Total operating revenues	$627,343	$547,316	14.6%	$1,212,404	$1,060,972	14.3%

Segment profit (loss):
Scripps Networks	$123,461	$87,535	41.0%	$204,402	$149,840	36.4%

Newspapers:
Newspapers managed solely by us	53,380	50,922	4.8%	109,396	104,166	5.0%
Newspapers operated pursuant to JOAs	10,422	7,636	36.5%	18,430	13,488	36.6%

Total newspapers	63,802	58,558	9.0%	127,826	117,654	8.6%
Broadcast television	27,074	28,215	(4.0)%	43,353	45,442	(4.6)%
Shop At Home	(6,955)	(2,740)		(10,378)	(6,361)	(63.2)%
Shopzilla	358			358
Licensing and other media	6,329	4,361	45.1%	11,184	8,631	29.6%
Corporate	(9,766)	(10,040)	2.7%	(21,533)	(18,658)	(15.4)%

Total segment profit	204,303	165,889	23.2%	355,212	296,548	19.8%
Depreciation and amortization of intangibles	(18,608)	(16,205)	(14.8)%	(35,805)	(31,804)	(12.6)%
Gain on sale of production facility		11,148			11,148
Gains (losses) on disposal of PP&E	25	(89)		(112)	(227)	50.7%
Interest expense	(7,559)	(8,272)	8.6%	(14,931)	(15,667)	4.7%
Interest and dividend income	374	303	23.4%	582	1,530	(62.0)%
Other investment results, net of expenses					14,674
Miscellaneous, net	(402)	(200)		(70)	3

Income before income taxes and minority interests	$178,133	$152,574	16.8%	$304,876	$276,205	10.4%

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Depreciation:
Scripps Networks	$3,778	$2,573	(46.8)%	$7,000	$5,141	(36.2)%

Newspapers:
Newspapers managed solely by us	5,376	5,099	(5.4)%	10,544	10,286	(2.5)%
Newspapers operated pursuant to JOAs	315	299	(5.4)%	622	596	(4.4)%

Total newspapers	5,691	5,398	(5.4)%	11,166	10,882	(2.6)%
Broadcast television	4,600	4,804	4.2%	9,157	9,322	1.8%
Shop At Home	1,961	1,913	(2.5)%	3,300	3,578	7.8%
Shopzilla	52			52
Licensing and other media	224	162	(38.3)%	443	320	(38.4)%
Corporate	552	543	(1.7)%	1,092	1,086	(0.6)%

Total depreciation	$16,858	$15,393	(9.5)%	$32,210	$30,329	(6.2)%

Amortization of intangibles:
Scripps Networks	$536	$150		$1,370	$297

Newspapers:
Newspapers managed solely by us	96	106	9.4%	201	212	5.2%
Newspapers operated pursuant to JOAs	66	67	1.5%	133	134	0.7%

Total newspapers	162	173	6.4%	334	346	3.5%
Broadcast television	294	18		584	37
Shop At Home	468	471	0.6%	1,017	795	(27.9)%
Shopzilla	290			290

Total amortization of intangibles	$1,750	$812		$3,595	$1,475

3. JOINT OPERATING AGREEMENTS

Four of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA partnership maintains a separate and independent editorial operation.

Information related to the operating results of our JOAs is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Equity in earnings of JOAs:
Denver	$9,744	$9,232	5.5%	$17,669	$15,195	16.3%
Cincinnati	5,684	5,551	2.4%	11,038	10,529	4.8%
Other	4,854	2,494	94.6%	9,146	6,998	30.7%

Total equity in earnings of JOAs	20,282	17,277	17.4%	37,853	32,722	15.7%
Operating revenues	104	59	76.3%	168	117	43.6%

Total	$20,386	$17,336	17.6%	$38,021	$32,839	15.8%

Contribution to segment profit:
Denver	$3,510	$3,336	5.2%	$5,597	$3,456	62.0%
Cincinnati	3,702	3,524	5.1%	7,052	6,479	8.8%
Other	3,210	776		5,781	3,553	62.7%

Total contribution to segment profit	$10,422	$7,636	36.5%	$18,430	$13,488	36.6%

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007.

4. SCRIPPS NETWORKS

Scripps Networks includes our national television networks: Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living, and Great American Country (“GAC”). Programming from our networks can be viewed on demand (“VOD”) on cable television systems in about 84 markets across the United States. Scripps Networks also includes our on-line network, HGTVPro.com, and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

The networks utilize common facilities and certain sales, operational and support services are shared by the networks. Expenses directly attributable to the operations of a network are charged directly to that network while the costs of shared facilities and services are not allocated to individual networks.

Financial information for Scripps Networks is as follows:

(in thousands, except per share data)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
HGTV:
Operating revenues	$123,196	$101,390	21.5%	$227,614	$186,488	22.1%
Direct segment operating expenses	(37,533)	(38,777)	3.2%	(78,403)	(73,312)	(6.9)%
Equity in earnings of joint ventures	409	640	(36.1)%	1,008	899	12.1%

Contribution to segment profit	$86,072	$63,253	36.1%	$150,219	$114,075	31.7%

Food Network:
Operating revenues	$95,477	$78,311	21.9%	$174,546	$141,453	23.4%
Direct segment operating expenses	(36,457)	(34,763)	(4.9)%	(72,483)	(65,050)	(11.4)%
Equity in earnings of joint ventures	250	247	1.2%	484	261	85.4%

Contribution to segment profit	$59,270	$43,795	35.3%	$102,547	$76,664	33.8%

DIY:
Operating revenues	$12,586	$8,182	53.8%	$22,012	$14,974	47.0%
Direct segment operating expenses	(10,349)	(6,472)	(59.9)%	(18,428)	(12,249)	(50.4)%

Contribution to segment profit	$2,237	$1,710	30.8%	$3,584	$2,725	31.5%

Fine Living:
Operating revenues	$7,130	$4,837	47.4%	$13,097	$8,525	53.6%
Direct segment operating expenses	(6,427)	(6,645)	3.3%	(13,027)	(12,886)	(1.1)%
Equity in earnings (losses) of joint ventures	(234)			(285)

Contribution to segment profit	$469	$(1,808)		$(215)	$(4,361)

Great American Country:
Operating revenues	$3,570			$6,951
Direct segment operating expenses	(3,470)			(7,766)

Contribution to segment profit	$100			$(815)

5. SHOPZILLA

On June 27, 2005, we completed the acquisition of Shopzilla. Shopzilla operates a comparison shopping search engine that helps on-line shoppers find products offered for sale on the Web by participating retailers. Shopzilla aggregates and organizes information on more than 30 million products from 55,000 retailers. Shopzilla also operates BizRate, a popular Web-based consumer feedback network with about 1 million consumer reviews of stores and products added each month.

Shopzilla quarterly financial information for 2004 and 2005 is as follows:

(in thousands)

2004	Operating Revenues	Segment Profit
First quarter	$12,518	$1,728
Second quarter	13,896	2,034
Third quarter	15,921	1,214
Fourth quarter	25,098	5,614

Total	$67,433	$10,590

2005
First quarter	$26,896	$6,163
Second quarter	29,538	7,559

The second quarter 2005 amounts include both the periods prior to and subsequent to our acquisition of Shopzilla.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: June	The E.W. Scripps Company
Report date: July 19, 2005	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	June			Year-to-date
	2005	2004	%	2005	2004	%
SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$66.1	$47.7	38.5%	$361.6	$279.9	29.2%
Affiliate fees, net	13.5	11.1	21.8%	81.6	67.4	21.0%
Other	1.1	0.5	124.4%	3.7	4.3	(13.8)%

Scripps Networks	$80.7	$59.3	36.1%	$446.9	$351.6	27.1%

Subscribers (2)
HGTV				88.8	85.6	3.7%
Food Network				87.6	84.1	4.2%
Great American Country				38.4	27.3	40.7%

NEWSPAPERS
Operating Revenues
Local	$12.6	$12.0	5.1%	$84.1	$82.5	1.9%
Classified	18.1	17.0	6.4%	115.8	110.9	4.4%
National	3.4	3.3	0.9%	20.8	20.0	3.9%
Preprints and other	10.7	10.7	(0.3)%	68.3	64.2	6.4%

Newspaper advertising	44.8	43.1	3.9%	289.0	277.7	4.1%
Circulation	9.9	10.1	(2.1)%	65.6	67.4	(2.6)%
Other	1.3	1.1	11.7%	8.5	8.3	1.9%

Newspapers	$55.9	$54.3	3.0%	$363.0	$353.3	2.8%

Ad inches (excluding JOAs) (in thousands)
Local	433	420	3.2%	2,936	2,935	0.0%
Classified	753	750	0.4%	4,704	4,753	(1.0)%
National	97	94	2.7%	587	565	3.8%

Full run ROP	1,283	1,264	1.5%	8,227	8,254	(0.3)%

Share of JOA operating profits (3)	$6.3	$3.5	82.1%	$37.9	$32.7	15.7%

BROADCAST TELEVISION
Operating Revenues
Local	$17.4	$16.6	5.2%	$97.6	$94.5	3.3%
National	9.0	9.2	(1.4)%	50.0	49.5	1.1%
Political	0.2	1.6		0.5	10.3
Other	1.5	1.9	(20.2)%	7.3	8.8	(16.4)%

Broadcast Television	$28.2	$29.2	(3.4)%	$155.4	$163.0	(4.7)%

SHOP AT HOME
Operating Revenues
Shop At Home	$28.1	$22.8	23.1%	$189.0	$140.3	34.7%

Avg. full-time equivalent homes	53.4	49.7	7.4%	53.3	48.3	10.4%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(3)	Excludes editorial costs.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: June	The E.W. Scripps Company
Report date: July 19, 2005	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	Second Quarter
	2005	2004	%
SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$202.1	$157.5	28.3%
Affiliate fees, net	39.6	33.6	18.1%
Other	2.6	1.8	42.4%

Scripps Networks	$244.3	$192.8	26.7%

Subscribers (2)
HGTV	88.8	85.6	3.7%
Food Network	87.6	84.1	4.2%
Great American Country	38.4	27.3	40.7%

NEWSPAPERS
Operating Revenues
Local	$41.6	$40.2	3.5%
Classified	58.3	55.2	5.6%
National	10.3	10.1	2.0%
Preprints and other	34.5	33.0	4.6%

Newspaper advertising	144.7	138.5	4.5%
Circulation	31.8	32.1	(1.1)%
Other	4.3	4.1	4.1%

Newspapers	$180.8	$174.8	3.4%

Ad inches (excluding JOAs) (in thousands)
Local	1,457	1,417	2.8%
Classified	2,407	2,406	0.0%
National	297	281	5.5%

Full run ROP	4,161	4,105	1.4%

Share of JOA operating profits (3)	$20.3	$17.3	17.4%

BROADCAST TELEVISION
Operating Revenues
Local	$52.7	$50.1	5.1%
National	26.5	26.9	(1.2)%
Political	0.4	6.2
Other	3.6	4.3	(16.6)%

Broadcast Television	$83.2	$87.4	(4.8)%

SHOP AT HOME
Operating Revenues
Shop At Home	$86.9	$66.3	31.0%

Avg. full-time equivalent homes	53.2	49.0	8.6%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(3)	Excludes editorial costs.